Exhibit 99.1
For Immediate Release

Foldera Signs Common Stock Purchase Agreement and Receives Additional Funding of up to $4.0 Million

HUNTINGTON BEACH, Calif.--(BUSINESS WIRE) - May 10, 2007 - Foldera (TM), Inc. (OTCBB:FDRA - News), the next-generation Information Organizer and Collaboration service for computer users worldwide, announced today that it entered into a $4,000,000 common stock purchase agreement with Vision Opportunity Master Fund, Ltd., a qualified institutional buyer and previous investor in the company. Under the agreement, Vision funded $1,000,000 today, purchasing 1,666,667 shares of common stock of Foldera, at $0.60 per share. Vision has the option, but not the obligation, to purchase an additional $3,000,000, or up to 5,000,000 shares of common stock, through July 31, 2007, at a fixed price of $0.60 per share. On May 9, 2007, Foldera’s common stock closed at $.51 per share, as reported by the OTC Bulletin Board.

As part of the financing transaction, Foldera and Vision agreed to cancel the three outstanding warrants held by Vision from its previous financing in October 2006. Additionally, Foldera agreed to issue a new warrant to Vision for 5,401,235 shares, with an exercise price of $0.60 per share.

Lastly, to induce Vision to enter into the common stock purchase agreement and to reduce potential dilution to Foldera’s existing shareholders, Richard Lusk, Foldera’s President and Chief Executive Officer, agreed to transfer to Vision, for nominal consideration, a total of 4,000,000 “restricted” shares of common stock of Foldera.

Foldera has agreed to file a registration statement covering the shares of common stock acquired by Vision, but only 30 days after the earlier of Foldera’s receipt of the full $4,000,000 in funding or July 31, 2007.

Mr. Lusk commented, “we are very pleased that an important institutional shareholder like Vision supports our growth plans and has confidence in our prospects.”

HPC Capital Management Corp. served as the sole placement agent for the transaction.

The securities described above have not yet been registered under the Securities Act of 1933 and may not be offered or sold in the United States in the absence of an effective registration statement or exemption from registration requirements. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About Foldera(TM), Inc.

Foldera(TM) is the free, secure and easy-to-use service that instantly organizes workflow. Foldera combines web-based email, instant messaging, a document manager, a task manager, a calendar, a contact manager and sharable folders into a unified productivity suite, available with a single login from any web browser. Foldera also has the unique ability to instantly sort and file your sent and incoming email, instant message dialogs, documents, tasks and events into folders, on a project-by-project basis, chronologically and in real-time.

Foldera expects to generate revenues from the sale of services such as extra data storage, premium service and support plans, as well as from embedded search and contextual advertising. Founded in 2001, Foldera is a publicly-traded company (OTC Bulletin Board: FDRA), headquartered in Huntington Beach, California.

For more information or to sign up for service, visit http://www.foldera.com.

This press release includes a number of forward-looking statements that reflect our management's current views with respect to future events and financial performance. Forward-looking statements include, but are not limited to, statements that are not historical facts, and statements including forms of the words 'intend,' 'believe,' 'will,' 'may,' 'could,' 'expect,' 'anticipate,' 'plan,' 'possible' and similar terms. Actual results could differ materially from the results implied by the forward-looking statements due to a variety of factors, many of which are discussed throughout our SEC filings. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly release any revisions to these forward-looking statements that may reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, unless required by law. Factors that could cause actual results to differ materially from those expressed in any forward-looking statement made by us include, but are not limited to:

-- the ability to finance activities and maintain financial liquidity;
-- unexpected resistance to the adoption of our product offerings;
-- changes in consumer preferences or trends;
-- competitive offerings; and
-- the ability to develop a strong brand identity.

SOURCE: Foldera(TM), Inc.

Contact Foldera, Inc:
Hugh Dunkerley, Vice President of Corporate Finance
(714) 766-8737
hdunkerley@foldera.com